UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 24, 2020

Box, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36805	20-2714444
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Jefferson Ave.

Redwood City, California 94063

(Address of principal executive offices, including zip code)

(877) 729-4269

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	BOX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board and Committee Changes

As previously disclosed, on March 22, 2020, Box, Inc., a Delaware corporation (the “Company”) entered into an agreement (the “Agreement”) with Starboard Value LP and certain of its affiliates (collectively, “Starboard”), regarding, among other things, the membership and composition of the Company’s Board of Directors (the “Board”) and committees thereof.

Among other things, the Company agreed pursuant to the Agreement to (i) appoint to the Board a Class II director mutually agreed to by the Company and Starboard pursuant to the procedures described in the Agreement (the “Second Independent Designee”); and (ii) to appoint such Second Independent Designee to the operating committee of the Board (the “Operating Committee”).

Effective April 24, 2020, Bethany J. Mayer was appointed to the Board as the Second Independent Designee. Additionally, as contemplated by the Agreement, the Board appointed Ms. Mayer to the Operating Committee.

Biographical Information

The biographical information for Ms. Mayer is as follows:

Ms. Mayer is an executive partner with Siris Capital Group LLC, a private equity firm. Ms. Mayer served as Executive Vice President of Corporate Development and Technology of Sempra Energy, an energy infrastructure company, from November 2018 to January 2019 and served as a member of the board of directors of Sempra Energy from February 2017 to November 2018. From 2014 through 2017, she was the President, Chief Executive Officer and a board member of Ixia, a market leader in test, visibility and security solutions acquired by Keysight Technologies in 2017. From 2011 through 2014, Ms. Mayer served as Senior Vice President and General Manager of HP’s Networking Business unit and the NFV business unit. From 2010 until 2011, she served as Vice President, Marketing and Alliances, for HP’s Enterprise Servers Storage and Networking Group. Prior to joining HP, she held leadership roles at Blue Coat Systems, Cisco and Apple Computer. Presently, Ms. Mayer is a member of the board of directors of LAM Research Corporation,  a semiconductor equipment company; Marvell Technology Group, an infrastructure semiconductor solutions company; and Sempra Energy, an energy services holding company. Ms. Mayer holds a Masters in Business Administration from CSU-Monterey Bay and a Bachelor of Science in Political Science from Santa Clara University. We believe Ms. Mayer’s experience as a public company director, as well as her experience gained over 25 years serving in executive roles in both public and private companies make her qualified to serve on the Board.

Compensation and Indemnification

Following her appointment, Ms. Mayer will receive an equity award and a pro-rated portion of the annual cash as part of the standard compensation received by the Company’s non-employee directors for service on the Board and committees thereof.

In addition, Ms. Mayer will enter into an Indemnification Agreement with the Company, on substantially the terms contained in the Company’s standard form previously filed with the SEC, which provides for indemnification of the indemnitee to the fullest extent allowed by Delaware law.

ITEM 8.01	Other Events.

Press Release

On April 24, 2020, the Company issued a press release announcing Ms. Mayer’s appointment to the Board. A copy of the press release is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated April 24, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOX, INC.
Date: April 24, 2020	By:	/s/ David Leeb
David Leeb
Senior Vice President, General Counsel & Corporate Secretary